Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires First Storage Facility in Vancouver, British Columbia, Canada

LADERA RANCH, CALIF – May 4, 2023 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of its first self-storage property in Vancouver, British Columbia, Canada. The seven-story facility currently features approximately 350 interior climate-controlled units with a drive-through and interior loading. When fully built out, the facility will be approximately 60,500 net rentable square feet and will include approximately 890 climate-controlled units.

Located at 1615 Franklin Street, the newly-built Class A property is less than 10 minutes from downtown Vancouver and serves the Downton Eastside, Burnaby Heights, Willington Heights, Renfrew Heights, and Grandview-Woodland neighborhoods. The facility includes easy-to-navigate wide driveways, covered drive-up loading areas, digital security access points, and 24/7 video surveillance. The location will serve a wide range of customers, including residential, small businesses, and transportation and logistics providers.

“Metro Vancouver is a rapidly growing region with a strong economy. As a result, the demand for self storage is high,” said H. Michael Schwartz, CEO and President of SST VI. “We pride ourselves on offering a great product, platform and services; and we look forward to being a part of this thriving market.”

This will be the company’s first operating asset in Vancouver. The facility will be branded under the SmartStop Self Storage umbrella, which owns or manages 26 self-storage properties throughout Canada.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of May 4, 2023, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,660 units and 1,005,000 rentable square feet (including parking); five properties with approximately 4,300 units and 540,000 rentable square feet (including parking) in Canada; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of May 4, 2023, SmartStop has an owned or managed portfolio of 184 operating properties in 22 states and Canada, comprising approximately 127,900 units and 14.6 million rentable square feet. SmartStop and its affiliates own or manage 26 operating self-storage properties in Canada, which total approximately 22,400 units and 2.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com